Filed Pursuant to Rule 424(b)(3) and Rule 424(c)

Registration No. 333-150326

March 21, 2012

PROSPECTUS SUPPLEMENT NO. 58

2,333,332 SHARES OF COMMON STOCK

AGENUS INC.

This prospectus supplement amends the prospectus dated March 16, 2009 (as supplemented on April 15, 2009, April 17, 2009, April 22, 2009, April 27, 2009, May 4, 2009, May 11, 2009, May 27, 2009, June 4, 2009, June 8, 2009, June 9, 2009, June 11, 2009, June 15, 2009, July 7, 2009, July 15, 2009, August 3, 2009, August 5, 2009, September 11, 2009, September 18, 2009, November 12, 2009, January 5, 2010, March 1, 2010, March 25, 2010, April 26, 2010, May 11, 2010, May 18, 2010, July 23, 2010, August 9, 2010, August 25, 2010, November 3, 2010, November 10, 2010, December 30, 2010, January 7, 2011, January 14, 2011, January 28, 2011, March 1, 2011, March 8, 2011, March 18, 2011, April 18, 2011, May 5, 2011, May 9, 2011, June 8, 2011, June 17, 2011, August 8, 2011, August 16, 2011, September 7, 2011, September 27, 2011, September 30, 2011, October 11, 2011, October 20, 2011, November 7, 2011, November 17, 2011, December 12, 2011, December 21, 2011, March 5, 2012, March 6, 2012, and March 13, 2012) to allow certain stockholders or their pledgees, donees, transferees, or other successors in interest (the “Selling Stockholders”), to sell, from time to time, up to 1,166,666 shares of our common stock, which they have acquired in a private placement in the United States, and up to 1,166,666 shares of our common stock issuable upon the exercise of warrants which are held by the Selling Stockholders named in the prospectus.

We would not receive any proceeds from any such sale of these shares. To the extent any of the warrants are exercised for cash, if at all, we will receive the exercise price for those warrants.

This prospectus supplement is being filed to include the information set forth in the Current Report on Form 8-K filed on March 20, 2012, which is set forth below. This prospectus supplement should be read in conjunction with the prospectus dated March 16, 2009, Prospectus Supplement No. 1 dated April 15, 2009, Prospectus Supplement No. 2 dated April 17, 2009, Prospectus Supplement No. 3 dated April 22, 2009, Prospectus Supplement No. 4 dated April 27, 2009, Prospectus Supplement No. 5 dated May 4, 2009, Prospectus Supplement No. 6 dated May 11, 2009, Prospectus Supplement No. 7 dated May 27, 2009, Prospectus Supplement No. 8 dated June 4, 2009, Prospectus Supplement No. 9 dated June 8, 2009, Prospectus Supplement No. 10 dated June 9, 2009, Prospectus Supplement No. 11 dated June 11, 2009, Prospectus Supplement No. 12 dated June 15, 2009, Prospectus Supplement No. 13 dated July 7, 2009, Prospectus Supplement No. 14 dated July 15, 2009, Prospectus Supplement No. 15 dated August 3, 2009, Prospectus Supplement No. 16 dated August 5, 2009, Prospectus Supplement No. 17 dated September 11, 2009, Prospectus Supplement No. 18 dated September 18, 2009, Prospectus Supplement No. 19 dated November 12, 2009, Prospectus Supplement No, 20 dated January 5, 2010, Prospectus Supplement No. 21 dated March 1, 2010, Prospectus Supplement No. 23 dated March 25, 2010, Prospectus Supplement No. 24 dated April 26, 2010, Prospectus Supplement No. 25 dated May 11, 2010, Prospectus Supplement No. 26 dated May 18, 2010, Prospectus Supplement No. 27 dated July 23, 2010, Prospectus Supplement No. 28 dated August 9, 2010, Prospectus Supplement No. 29 dated August 25, 2010, Prospectus Supplement No. 30 dated November 3, 2010, Prospectus Supplement No. 31 dated November 10, 2010, Prospectus Supplement No. 32 dated December 30, 2010, Prospectus Supplement No. 33 dated January 7, 2011, Prospectus Supplement No. 34 dated January 14, 2011, Prospectus Supplement No. 35 dated January 28, 2011, Prospectus Supplement No. 36 dated March 1, 2011, Prospectus Supplement No. 37 dated March 8, 2011, Prospectus Supplement No. 38 dated March 18, 2011, Prospectus Supplement No. 39 dated April 18, 2011, Prospectus Supplement No. 40 dated May 5, 2011, Prospectus Supplement No. 41 dated May 9, 2011, Prospectus Supplement No. 42 dated June 8, 2011, Prospectus Supplement No. 43 dated June 17, 2011, Prospectus Supplement No. 44 dated August 8, 2011, Prospectus Supplement No. 45 dated August 16, 2011, Prospectus Supplement No. 46 dated September 7, 2011, Prospectus Supplement No. 47 dated September 27, 2011, Prospectus Supplement No. 48 dated September 30, 2011, Prospectus Supplement No. 49 dated October 11, 2011, Prospectus Supplement No. 50 dated October 20, 2011, Prospectus Supplement No. 51 dated November 7, 2011, Prospectus Supplement No. 52 dated November 17, 2011, Prospectus Supplement No. 53 dated December 12, 2011, Prospectus Supplement No. 54 dated December 21, 2011, Prospectus Supplement No. 55 dated March 5, 2012, Prospectus Supplement No. 56 dated March 6, 2012, and Prospectus Supplement No. 57 dated March 13, 2012, which are to be delivered with this prospectus supplement.

Our common stock is quoted on The NASDAQ Capital Market (“NASDAQ”) under the ticker symbol “AGEN.” On March 19, 2012, the last reported closing price per share of our common stock was $6.27 per share.

Investing in our securities involves a high degree of risk. Before investing in any of our securities, you should read the discussion of material risks in investing in our common stock. See “Risk Factors” on page 1 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS SUPPLEMENT NO. 58 IS MARCH 21, 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 14, 2012

Date of Report (Date of earliest event reported)

AGENUS INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29089	06-1562417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Forbes Road Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

781-674-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2012, Shalini Sharp, Vice-President and Chief Financial Officer and principal financial officer of the Company, announced that she will resign effective May 11, 2012. Effective upon her resignation, Christine M. Klaskin, currently Vice-President, Finance, will become principal financial officer in addition to her current role as principal accounting officer. Ms. Klaskin’s biographical information is included in our Annual Report on Form 10-K as filed on March 6, 2012.

On March 19, 2012 the Board of Directors of the Company appointed Shalini Sharp to serve as a new member of the Board of Directors, effective May 11, 2012. She will serve as a Class III Director, subject to her earlier resignation or removal, for a term expiring at the 2012 annual meeting of the Company’s stockholders and until the election and qualification of her successor. Ms. Sharp is not being appointed to any committees of the Board of Directors at this time.

Ms Sharp’s compensation for serving as a member of the Board of Directors will be in accordance with the Company’s Director Compensation Policy as presented in our Definitive Proxy Statement on Schedule 14A filed on May 3, 2011.

The Company’s press release announcing the appointment of Ms. Sharp and providing biographical information is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following exhibit is filed herewith:

99.1	Press Release dated March 20, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGENUS INC.

Date: March 20, 2012	By:	/s/ Garo H. Armen
Garo H. Armen
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release dated March 20, 2012

EXHIBIT 99.1

Media and Investor Contact:
Jonae R. Barnes
Vice President Investor Relations and Corporate Communications 617-818-2985

Shalini Sharp Gets Appointed to Agenus’ Board of Directors

Lexington, MA - March 20, 2012 — Agenus Inc. (NASDAQ: AGEN) today announced the appointment of Shalini Sharp to its board of directors effective May 11, 2012. Ms. Sharp has served as Vice President and Chief Financial Officer of Agenus since 2006.

“I am delighted that Agenus is now in its strongest financial position in recent history, and I look forward to working with the Agenus team in my new capacity,” said Ms. Sharp.

“Shalini has spearheaded numerous financing and business development transactions that have been critical to the success of Agenus, most recently our expanded agreement with GlaxoSmithKline,” said Garo H. Armen, Ph.D., chairman and CEO of Agenus. “Her strategic insight and record of execution will continue to be an outstanding asset to Agenus.”

Effective May 11, 2012, Ms. Sharp will step down as Chief Financial Officer. Ms. Sharp joined Agenus in 2003 and has served in increasing roles of responsibility spanning strategic planning, corporate development, investor relations, corporate finance and business development activities. Prior to Agenus, Ms. Sharp held similar roles at Elan Pharmaceuticals between 1998 and 2003, including serving as chief of staff to the chairman of the board of directors during its restructuring period. Ms. Sharp holds both a BA, magna cum laude, and MBA, from Harvard University.

Effective May 11, 2012, Christine Klaskin, Vice President of Finance, will be responsible for the Company’s day-to-day financial operations and serve as Principal Accounting Officer and Principal Financial Officer. Karen Valentine, Vice President and General Counsel, will direct business development and corporate development transactions. Jonae Barnes, Vice President of Investor Relations and Corporate Communications, will handle all external communication activities, including business development relationships and alliance management.

About Agenus

Agenus Inc. is a biotechnology company working to develop treatments for cancers and infectious diseases. The company is focused on immunotherapeutic products based on strong platform technologies with multiple product candidates advancing through the clinic, including several product candidates that have advanced into late-stage clinical trials through corporate partners. For more information, please visit www.agenusbio.com.

This press release contains forward-looking statements, including statements regarding Ms. Sharp’s anticipated future contributions to the company’s board of directors. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements including without limitation the factors described under the Risk Factors section of our Annual Report on Form 10K filed with the Securities Exchange Commission for the period ended December 31, 2011. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Agenus undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. The prior track record of Ms. Sharp does not assure Agenus’ future success.

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